Exhibit 5.1

August 7, 2020

Sprott Inc. Suite 2600, 200 Bay Street Royal Bank Plaza, South Tower Toronto, Ontario Canada, M5J 2J1

Dear Sirs/Mesdames:

Re:	Registration of 277,500 Common Shares of Sprott Inc.

We have acted as Canadian counsel to Sprott Inc., a corporation incorporated and existing under the laws of the Province of Ontario (the “Company”), in connection with the registration under the United States Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed on or about the date hereof with the United States Securities and Exchange Commission (the “SEC”), of up to an aggregate of 277,500 common shares of the Company (the “Registration Shares”) of which (i) 177,500 common shares of the Company will be made issuable under the Sprott Inc. 2020 Amended and Restated Stock Option Plan (“SOP”); (ii) 50,000 common shares of the Company will be made issuable under the Sprott Inc. 2020 Amended and Restated Employee Profit Sharing Plan (“EPSP”); and (iii) 50,000 common shares of the Company will be made issuable under the Sprott Inc. 2020 Amended and Restated Equity Incentive Plan for U.S. Service Providers (“EIP”, together with SOP and EPSP, the “Incentive Plans”).

For purposes of this opinion, we have we have examined the Registration Statement and, for the purposes of this opinion, we have also examined originals or copies, certified or otherwise identified to our satisfaction, of and relied upon the following documents (collectively, the “Corporate Documents”):

a)	the certificate and articles of incorporation and articles of amendment of the Company;

b)	the by-laws of the Company;

c)	certain resolutions of the Company’s directors and shareholders; and

d)	a certificate of an officer of the Company with respect to certain factual matters (the “Officer’s Certificate”).

We also have reviewed such other documents, and have considered such questions of law, as we have deemed relevant and necessary as a basis for our opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon the Corporate Documents, without independent investigation of the matters provided for therein for the purpose of providing our opinion.

In examining all documents and in providing our opinion we have assumed that:

a)	all individuals had the requisite legal capacity, all signatures are genuine, all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;

b)	all signatures are genuine;

c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals; and

d)	all facts set forth in the certificates supplied by the respective officers and directors, as applicable, of Company including, without limitation, the Officer’s Certificate, are complete, true and accurate.

We are qualified to carry on the practice of law in the province of Ontario and we express no opinion as to any laws, or matters governed by any laws, other than the laws of the province of Ontario and the federal laws of Canada applicable therein. Our opinion is expressed with respect to the laws in effect on the date of this opinion and we do not accept any responsibility to take into account or inform the addressee, or any other person authorized to rely on this opinion, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinion we express, nor do we have any obligation to advise you of any other change in any matter addressed in this opinion or to consider whether it would be appropriate for any person other than the addressee to rely on our opinion.

Based upon and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, the Registration Shares have been duly authorized and reserved for issuance pursuant to the Incentive Plans and when issued in accordance with the terms of the Incentive Plans, the Registration Shares will be validly issued as fully paid and non-assessible.

This opinion is rendered solely in connection with the Registration Statement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to Company, the Registration Statement or the Registration Shares. We express no opinion as to the adequacy of any consideration received by the Company. Our opinion as to the issuance of the Registration Shares as fully paid and non-assessable is based on the assumption that all required consideration (in whatever form) has been or will be paid or provided. This opinion may not be used or relied upon by you for any other purpose or used or relied upon by any other person.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By the giving of such consent, we do not admit that we are experts with respect to any part of the Registration Statement, or otherwise, within the meaning of the rules and regulations of the SEC. This opinion may not be quoted from or referred to in any documents other than the Registration Statement as provided for herein without our prior written consent.

Yours very truly,

/s/ Stikeman Elliott LLP
Stikeman Elliott LLP